Exhibit 4.1

No.	Shares

KINGSLEY RESOURCES, INC.

COMMON STOCK

75,000,000 Shares of Common Stock

Authorized, par value $.001 per share

This Certifies That                                                                                                is the owner of                                                                                                                                     Shares of the Capital Stock of

Kingsley Resources, Inc.

transferable only on the books of the Corporation by the holder hereof in person or by attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed                                                                   by its duly authorized officers and its Corporate Seal to be hereunto affixed this              day of                                  A.D.

, Secretary	, President

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